                                                                   Exhibit 23.1



               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions "Selected Financial Data" and "Experts" and to the use of our report dated February 28, 1997, except for the first and second paragraphs of Note 1 and all of Note 4, as to which the date is November 3, 1997, in the Registration Statement on Form SB-2 and related Prospectus of C2i Solutions, Inc. (a development stage company) expected to be filed on or about November 4, 1997.


                                             /s/ ERNST & YOUNG LLP

San Diego, California
November 3, 1997